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EXHIBIT 99.1

10/14/03	Stuart Siegel Jackson: (307)733-3209 New York: (212) 606-4106

SOTHEBY'S INTERNATIONAL REALTY WILL ACQUIRE THE
BUSINESS OPERATIONS OF
JACKSON HOLE REALTY

Acquisition establishes Sotheby's International Realty as Dominant Regional Brokerage

        Sotheby's International Realty (SIR) announced today that it had reached agreement to acquire the business operations of Jackson Hole Realty (JHR), the leading brokerage firm in Jackson Hole and the largest in the state of Wyoming, in a purchase that will become effective on October 28, 2003. At that time, the real estate professionals formerly associated with JHR will become part of SIR's worldwide real estate operations, which include existing brokerage office locations in Jackson and Dubois, Wyoming.

        "This is an outstanding acquisition for Sotheby's International Realty" said Stuart Siegel, President and Chief Executive Officer of SIR. "The Town of Jackson, together with the surrounding Teton County area, has emerged as a leading resort and residential real estate location for domestic and international clients.

        "This acquisition is a wonderful marriage between an extensive and long-established local presence and Sotheby's unequalled national and international reach," Mr. Siegel continued. "It will allow us to provide greatly enhanced services to our shared clients, who will now have the ability to market their properties to a wide range of qualified buyers in the local market and far beyond it."

        G. Bland Hoke, Jr., the current Responsible Broker for Jackson Hole Realty, commented: "This transaction encompasses the best of both worlds: our associates and brokers with sales and marketing expertise in the Jackson Hole area and Sotheby's International Realty's well-established brand, proprietary marketing tools and international network.

        "The local character of our operation and all of our outlying sales offices will remain," said Mr. Hoke. "We have deep roots in this community and an understanding of the many issues that are unique to it. We're committed to retaining our local perspective and insight through this transition, and consider them critical to our success in moving the SIR Jackson Hole Brokerage forward."

        Clayton Andrews, a current JHR shareholder who has been with JHR for twelve years, will lead the local management team, working with Peter Linsey, the manager of SIR's current operations in Jackson Hole.

        SIR currently has offices in the Town of Jackson and in Dubois, Wyoming. With the acquisition, Sotheby's presence in the Jackson Hole market will increase to 14 offices throughout Wyoming and Idaho. Mr. Siegel said that the expanded Jackson Hole operation will complement SIR's existing key locations, which include Manhattan, Beverly Hills, San Francisco, Greenwich, Palm Beach and the Hamptons, among others.

        The 19 current shareholders of JHR as well as their sales associates will become sales associates and brokers in SIR's current Jackson Hole brokerage, which, as a result of this move, will operate with a combined sales force of over 100 people.

        Sotheby's International Realty, a wholly owned subsidiary of Sotheby's Holdings, Inc., was founded in 1976 as a natural extension of Sotheby's auction services. Today, the company provides brokerage, marketing and consulting services for luxury residential, resort, farm and ranch properties internationally. For a full listing of the company's offices, affiliates and properties, please visit SIR's Web site at www.sothebysrealty.com.

        SIR's global brokerage operations include company-owned brokerage offices in 20 locations, including the Upper East Side and SoHo in Manhattan; Southampton, Bridgehampton and East Hampton, New York; Palm Beach, Florida; Beverly Hills, Brentwood, Malibu, Santa Barbara and San Francisco, California; Greenwich and Litchfield County, Connecticut; Santa Fe, New Mexico; Jackson Hole, Wyoming; Sydney, Australia; Munich, Frankfurt and Hamburg, Germany; and London. In addition, SIR has brokerage operations in Paris, Portugal and South Africa. The company's five regional offices in Manhattan, Palm Beach, Newport Beach, Boston and Munich, Germany, manage the company's affiliation with more than 175 independent affiliates worldwide.

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  EXHIBIT 99.1
SOTHEBY'S INTERNATIONAL REALTY WILL ACQUIRE THE BUSINESS OPERATIONS OF JACKSON HOLE REALTY Acquisition establishes Sotheby's International Realty as Dominant Regional Brokerage